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                                                            EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Sports Club Company, Inc.


We consent to incorporation by reference in the Registration Statement (No. 333-26421) on Form S-8 and the Registration Statement (No. 333-38459) on Form S-3 of The Sports Club Company, Inc. of our report dated February 19, 1999, relating to the balance sheets of The Sports Club Company, Inc. as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of The Sports Club Company, Inc.



KPMG LLP



Los Angeles, California
March 23, 1999